UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2005

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Building B-Suite 300, Westport, CT 06880

(Address of principal executive offices) (zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (the “Purchase Agreements”) with four institutional and accredited investors (the “Investors”). A form of the Purchase Agreement is attached as an exhibit to this Report. The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

On October 7, 2005 the board of directors of the Company approved the designation of a series of 5,022,000 shares to be issued as a single series to be known as “Series P Convertible Preferred Stock” out of the total authorized number of 299,515,270 shares of the Company’s preferred stock. The Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of the Company (the “Certificate of Designations”) was filed with the Delaware Secretary of State on October 14, 2005. A copy of the Certificate of Designations is attached as an exhibit to this Report, and reference is made to the Certificate of Designations for a complete description of the rights and preferences of the Series P Convertible Preferred Stock.

The Series P Convertible Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P Convertible Preferred Stock stated value, payable quarterly, in cash or PIK shares of Series P Convertible Preferred Stock at the option of the Company. Upon the occurrence of an event of default, as defined in the Certificate of Designation, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders.

Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series P Convertible Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Convertible Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Convertible Preferred Stock by tendering to the Holder 130% of the stated value of the outstanding Series P Convertible Preferred Stock Preferred together with all accrued dividends.

At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Convertible Preferred Stock by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P Convertible Preferred Stock prior to the Registration Statement becoming effective, the Company may redeem the Series P Convertible Preferred Stock by paying to the Investor the greater of: (1) 130% of the outstanding stated value of the Series P Convertible Preferred Stock plus accrued dividends, and (2) 100% of the stated value of the Series P Convertible Preferred Stock plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption.

Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Convertible Preferred Stock purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Convertible Preferred Stock Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days.

The approval of Investors holding at least 62.5% of the outstanding shares of the Series P Convertible Preferred Stock is required in order to authorize additional shares of Series P Convertible Preferred Stock or shares of any other series of stock with a liquidation preference senior to or equal to the Series P Preferred Stock.

The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”), a copy of which is attached as an exhibit to this Report, which requires the filing of a registration statement by the Company. If the registration statement is not filed within 90 days of the date of the Rights Agreement, or the registration statement is not declared effective within 180 days, then the Company will make pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective.

Item 1.01 Unregistered Sales of Equity Securities.

The contents of Item 1.01 are incorporated by reference in their entirety.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of the Company.

10.1	Form of Series P Stock Purchase Agreement, dated October 14, 2005, by and among the Company and each Investor.

10.2	Registration Rights Agreement, dated October 14, 2005, by and among the Company and the Investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2005

VELOCITY EXPRESS CORPORATION

By:	/s/ WESLEY C. FREDENBURG
Name:	Wesley C. Fredenburg
Title:	Secretary and General Counsel